Exhibit 99.2

Steadfast Transaction Investor Letter

August 6, 2019

Dear Fellow Stockholder:

We are writing to share some exciting news regarding your investment(s) in Steadfast Income REIT, Inc. (“SIR”), Steadfast Apartment REIT, Inc. (“STAR”) and/or Steadfast Apartment REIT III, Inc. (“STAR III”).

Today STAR, SIR and STAR III announced that they have entered into definitive merger agreements pursuant to which STAR would acquire SIR and STAR III in separate stock-for-stock transactions, creating a combined company with approximately $3.3 billion in gross real estate assets. The press release we issued along with a webcast presentation detailing the highlights of the proposed transactions can be accessed at www.SteadfastREITs.com.

These announcements follow nearly a year of diligent planning and analysis by each REIT’s Special Committee, composed exclusively of independent directors, along with each Special Committee’s independent legal and financial advisors.

We believe these transformational transactions will deliver enhanced value to all stockholders. The combination would allow each company’s stockholders to participate in a larger, stronger combined company. The REITs’ portfolios are highly complementary, and we believe this strategic merger will create a more enhanced and diversified portfolio, concentrated in high growth markets. Additionally, we expect the size, scale and prominence of the combined portfolio will greatly improve our access to new capital sources, which we believe can be used to drive future growth opportunities and deliver enhanced liquidity options to all stockholders.

We will maintain our exclusive multifamily focus with an emphasis on moderate income apartments, a property type that has demonstrated strong performance with low levels of volatility. If the mergers were to occur today, the combined company’s portfolio would consist of 71 properties in 14 states with an average effective rent of $1,158. Based on occupancy as of June 30, 2019, the combined company’s portfolio would have an occupancy rate of 94 percent and an average age of 20 years. Importantly, the combined company will have a presence in seven of the top 20 real estate investment markets, including Dallas, Nashville and Austin, and will rank among the top 50 apartment owners in the country.1

We expect the transactions to close in the first quarter of 2020, subject to certain closing conditions, including the approval of the respective mergers by SIR and STAR III stockholders. The merger transactions are expected to close concurrently but are not conditioned on the consummation of each other. Following the closing of the transactions, STAR, SIR and STAR III stockholders are expected to own approximately 48.1%, 40.6% and 11.3% of the combined company, respectively.

[1]	Based on National Multifamily Housing Council 2019 Top 50 Apartment Owners rankings by total unit count.

There is no proposed change to the monthly distributions that stockholders in SIR, STAR or STAR III receive during the merger process. STAR expects to continue distributions, which are currently equivalent to 6% annualized based on a purchase price of $15.00 per share, or $0.90 per share annually, subject to market factors and company performance.

In conjunction with the merger agreements, each of SIR, STAR and STAR III have agreed to limit its quarterly share repurchases to repurchase requests made in connection with the death or qualifying disability of the stockholder, subject to certain terms and conditions. SIR and STAR will also limit redemptions to $2 million per quarter. Stockholders who have pending unfulfilled or partially fulfilled repurchase requests (outside of noted death and disability requests) will be cancelled. Upon consummation of the mergers, STAR will communicate the terms of the combined company’s share repurchase program, which will be determined by the Board at a future time.

As we look ahead, we are excited about our bright future. We believe we are well-positioned to pursue additional value creation opportunities as a stronger company with increased cash flow, improved diversification and an improved balance sheet.

On behalf of the Board and our management team, thank you for your investment(s) in and support of the Steadfast REITs. We will continue to work hard to increase the value of your investment and hope you share in our excitement about this compelling combination and the many benefits it will create for our companies and our stockholders.

Sincerely,

Rodney F. Emery

Chairman and Chief Executive Officer

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Important Additional Information

In connection with the proposed transaction, Steadfast Apartment REIT, Inc. (“STAR”) will file two Registration Statements on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”). One registration statement will contain a proxy statement of Steadfast Income REIT, Inc. (“SIR”) and also constitute a prospectus for STAR. The other registration statement will contain a proxy statement of Steadfast Apartment REIT III, Inc. (“STAR III”) and also constitute a prospectus of STAR. The applicable proxy statement/prospectus will be mailed to SIR’s and STAR III’s respective stockholders. WE URGE INVESTORS TO READ THE APPLICABLE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED BY STAR, SIR AND STAR III, AS APPLICABLE, IN CONNECTION WITH THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT STAR, SIR, STAR III AND THE PROPOSED MERGER. INVESTORS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY. Investors will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website (www.sec.gov). In addition, these materials will also be available free of charge by accessing STAR’s website, by accessing SIR’s website, or by accessing STAR III’s website (each at www.steadfastreits.com).

Participants in the Solicitation

STAR, SIR, STAR III and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the STAR’s directors and executive officers is available in STAR’s Annual Report on Form 10-K filed with the SEC on March 14, 2019. Information about SIR’s directors and executive officers is available in SIR’s Annual Report on Form 10-K filed with the SEC on March 15, 2019. Information about STAR III’s directors and executive officers is available in STAR III’s Annual Report on Form 10-K filed with the SEC on March 15, 2019. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the applicable proxy statement/prospectus for STAR, SIR and STAR III and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the applicable proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of the applicable documents from the STAR, SIR or STAR III as indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. SIR, STAR and STAR III can give no assurances that their expectations will be attained. Factors that could cause actual results to differ materially from SIR’s, STAR’s or STAR III’s expectations include, but are not limited to, the risk that the proposed mergers will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreements; the inability to obtain the stockholder approvals with respect to SIR and STAR III or the failure to satisfy the other conditions to completion of the proposed mergers; risks related to disruption of management’s attention from the ongoing business operations due to the proposed mergers; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of STAR, SIR or STAR III; and other factors, including those set forth in the Risk Factors section of SIR’s, STAR’s and STAR III’s most recent Annual Reports on Form 10-K filed with the SEC, and other reports filed by SIR, STAR and STAR III with the SEC, copies of which are available on the SEC’s website, www.sec.gov. SIR, STAR and STAR III undertake no obligations to update these statements for revisions or changes after the date of this communication, except as required by law.